Exhibit 99.1

Pernix Group Names former Bechtel Vice-Chairman

Don J. Gunther as Chairman of the Board and appoints C. Robert
Campbell to the Board of Directors

LOMBARD, IL — January 7, 2014 — Pernix Group, Inc. (OTCQB: PRXG), a global construction and power infrastructure company, has named Don J. Gunther as Chairman of the Board pursuant to the recent retirement of Ralph Beck. The Company also announced the appointment of C. Robert Campbell to the Board of Directors. The appointment maintains the number of board members at seven, six of whom are considered independent. Mr. Gunther will also assume the chairmanship of the Compensation Committee from Mr. Beck, and Mr. Campbell will become chairman of the Audit Committee and fill the vacancy on the Compensation Committee created by Mr. Beck’s retirement.

Mr. Gunther is Chairman of the Board of INgage Networks, a high-tech company that is a leading enterprise networking organization. He is also a director of WPX Energy, Inc., an oil and gas exploration and production company. Previously, until his retirement in 1999, Mr. Gunther was Vice Chairman and Director of the Bechtel Group, where he had responsibility for all of the global industry units and all corporate functions, including project management, engineering, procurement, construction, information services, information technology and contracts. Mr. Gunther’s 38-year career with Bechtel began in 1961, when he joined the company as a field engineer and ultimately became a driving force behind Bechtel’s work processes, marketing strategies, organizational structure and leadership development efforts.  Mr. Gunther received a bachelor’s degree in civil engineering, and an honorary doctorate, from Missouri University of Science and Technology, and served as a trustee and advisor to the University.

Mr. Campbell brings a vast amount of financial management experience to the Board after having served in executive level positions for several publicly traded companies.  For the past nine years until his retirement on December 31, 2013, Mr. Campbell served as Executive Vice President and Chief Financial Officer of MasTec, Inc. (MTZ:NYSE), a $2.5 billion market capitalization infrastructure construction company based in Coral Gables, Florida. MasTec is engaged in the engineering, building, installation, maintenance, and upgrade of energy, utility and communications infrastructure primarily in North America. While at MasTec, Mr. Campbell led the financing and structuring of over 20 corporate acquisitions.  In total, he has been intimately involved in over 100 acquisitions throughout his career. Prior to joining MasTec, Mr. Campbell served in many roles, including Chief Executive Officer, Chief Financial Officer, Chief

Administrative Officer and Head of Planning and Development at BAX Global, Ryder System, Inc. and Flagstar Restaurants, Inc.  He received an MBA degree from Columbia University, an MS in accounting from Florida International University and a BS in industrial relations from the University of North Carolina-Chapel Hill.  Currently Mr. Campbell serves as a Director and Audit Committee Chairman of Forward Air, Inc. (FWRD:NASDAQ), a $1.3 billion market capitalization provider of surface transportation and related logistics services to the North American expedited air freight market.

Nidal Z. Zayed, President and CEO of Pernix Group, said, “We are pleased that Don has agreed to expand his role with Pernix, as he has been a very positive force for our company since joining the board in late 2012. He brings a tremendous amount of industry experience, vision and leadership to Pernix. We are very fortunate to have Don now serving as our Chairman, and I look forward to growing my close working relationship with him.  The entire management team will benefit significantly from his professional acumen and experience as we continue to expand our construction and power infrastructure business around the globe.

“My team and I are extremely happy to have Bob Campbell join our Board,” continued Mr. Zayed.  “Bob’s interest in being a member of our Board and Chairman of our Audit Committee is a strong vote of confidence in the integrity of our financial and corporate governance, and an affirmation of Pernix Group’s global growth potential. He brings not only related industry experience, but also the financial sophistication that we need to take our company to the next level. Bob is uniquely qualified to guide us in merger and acquisition matters. His intimate knowledge of public and private capital markets, as well as his broad contact base, will be a tremendous asset to us. We are privileged to be working with such an accomplished executive, and we look forward to a long-term relationship with Bob. The new Board leadership is expected be very active in the company and provide ongoing guidance to management as we grow Pernix Group to its full potential.”

“Pernix Group has significant potential to expand its global construction and power infrastructure businesses,” commented Mr. Gunther. “I am pleased that Pernix has entrusted me with helping to develop and refine its strategic initiatives, and I continue to believe that the company is ideally positioned for significant growth. I look forward to serving as Chairman and continuing my close working relationship with Nidal and his team. I’m also thrilled to have Bob Campbell join our Board.  I know that Bob brings tremendous value and insight to our already accomplished Board of Directors. The entire Board welcomes him.”

“I am delighted to begin my affiliation with Pernix Group,” said Mr. Campbell. “The talent and vision of management and the diverse experience of the other board members make for a powerful combination. I am confident that I can help the Pernix team to achieve its objectives and create value for all constituents. This is an exciting company and I join it at an opportune time.”

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The company is engaged in two primary business segments: construction services as a Design-Build General Contractor in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter quotation board (OTCQB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President-Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com